CERTIFICATE OF MERGER

OF

DESKTOP INTERACTIVE, INC.
a Delaware corporation

WITH AND INTO

DESKTOP ACQUISITION SUB, INC.
a Delaware corporation

(Pursuant to Title 8, Section 251(c) of the

Delaware General Corporation Law)

Desktop Acquisition Sub, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That Desktop Interactive, Inc. is being merged into Desktop Acquisition Sub, Inc., and the name of the surviving corporation is Desktop Acquisition Sub, Inc.

SECOND: That an agreement and plan of merger (the “Merger Agreement”), whereby Desktop Interactive, Inc. is merged with and into Desktop Acquisition Sub, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Title 8, Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the Certificate of Incorporation of Desktop Acquisition Sub, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FOURTH: That the merger is to become effective on August 31, 2007.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the surviving corporation located at Desktop Acquisition Sub, Inc., 401 E. Las Olas Boulevard, Suite 1560, Ft. Lauderdale, Florida 33301.

SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate of merger as of the 31st day of August, 2007.

DESKTOP ACQUISITION SUB, INC.

By:	/s/ Michael Brauser
Name: Michael Brauser
Title: President